Exhibit 3.69
ARTICLES OF INCORPORATION
The undersigned, Thomas H. Holcombe, acting as incorporator of a corporation under the Texas Business Corporation Act, does hereby adopt the following articles of incorporation for such corporation:
Article One.     Name. The name of the corporation is Sunshine Beverage Co.
Article Two.     Duration. The period of its duration is perpetual.
Article Three.     Purpose. The purpose for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.
Article Four.     Capitalization. The aggregate number of shares that the corporation shall have authority to issue is 1,000 shares of common stock having a par value of $1.00 per share.
Article Five.     Commencing Business. The corporation will not commence business until it has received for the issuance of its shares consideration of the value of $1,000.
Article Six.     Registered Office and Registered Agent The street address of the registered office of the Corporation is 350 N. St. Paul Street, Suite 2900, Dallas, Texas 75201-4234. The name of the registered agent of the Corporation at that address is CT Corporation System.
Article Seven.     [intentionally omitted]
Article Eight.     Incorporators. The name and address of the incorporator is:

Thomas H. Holcombe	700 South Robison Road Texarkana, Texas 75501
Article Nine.     Number of Directors. The number of directors shall be fixed by the bylaws, as may be amended from time to time, of the Corporation. The number of directors currently constituting the Board of Directors is not more than four (4).
Article Ten.     Director Liability. No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director to the fullest extent permitted by law. If the Texas Miscellaneous Corporation Laws Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Texas Miscellaneous Corporation Laws Act, as so amended.
Article Eleven.     Indemnification. The Corporation shall indemnify any director or officer, or former director or officer of the Corporation, or any person who may have served at its request as a director or officer of another Corporation in which it owns shares, or of which it is a creditor, against expenses actually or necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of being or having been such a director or officer, except in relation to the matters as to which he shall be adjudged in such action, suit or proceeding in which he is made a party by reason of being or having been such a director or officer, except in relation to the matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in performance of duty. Such rights of indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled by law or under any bylaw, agreement, vote of shareholders, or otherwise.
Article Twelve.     Cumulative Voting. The shareholders of the Corporation shall not have a preemptive right to acquire additional, unissued, or treasury shares of the Corporation or securities of the Corporation convertible into or carrying a right to subscribe to or acquire such shares, and no shareholder of the Corporation shall have the right to cumulate his votes in election of directors.
In witness whereof, I have executed these articles of incorporation on July 28, 1989.
/s/ Thomas S. Holcombe
Thomas S. Holcombe

STATE OF TEXAS    )
) ss.
COUNTY OF BOWIE    )
Before me, Thomas H. Holcombe, a Notary Public , on this day personally appeared Thomas H. Holcombe, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein express.
Given under my hand and seal of office this 28th day of July, 1989.
/s/ Jerrie Richard
Jerrie Richard
Notary Public

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